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                                                                     EXHIBIT 4.6
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              APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT
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                  This APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT, is
entered into as of the opening of business on October 8, 2001, by and between Abercrombie & Fitch Co., a Delaware corporation (the "Company"), and National City Bank ("NCB").

                                   WITNESSETH:
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                  WHEREAS, the Company and First Chicago Trust Company of New
York (now a division of EquiServe; hereinafter referred to as "First Chicago/EquiServe") entered into a Rights Agreement, dated as of July 16, 1998, which was subsequently amended by Amendment No. 1, dated as of April 21, 1999 (collectively, the "Rights Agreement"), pursuant to which First Chicago/EquiServe was appointed to act as "Rights Agent" under the Rights Agreement; and
                  WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has notified First Chicago/EquiServe that effective as of the close of business on October 5, 2001, First Chicago/EquiServe is removed as Rights Agent under the Rights Agreement; and

                  WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has the right to appoint a successor to the Rights Agent if the Rights Agent resigns, is removed or otherwise becomes incapable of acting; and

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                  WHEREAS, NCB has indicated to the Company that NCB would be willing to serve as successor Rights Agent under the Rights Agreement, effective as of the opening of business on October 8, 2001;

                  NOW, THEREFORE, the Company and NCB agree as follows:

                  1. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints, and NCB hereby accepts the appointment of, NCB as successor Rights Agent under the Rights Agreement, effective as of the opening of business on October 8, 2001.

                  2. In all respects not inconsistent with the terms and provisions of this Appointment and Acceptance of Successor Rights Agent, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Appointment and Acceptance of Successor Rights Agent, NCB shall be entitled to all of the privileges and immunities afforded to, and subject to all of the obligations and duties of, the Rights Agent under the terms and conditions of the Rights Agreement.

                  3. This Appointment and Acceptance of Successor Rights Agent may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Appointment and Acceptance of Successor Rights Agent to be duly executed by their respective authorized representatives to be effective as of the day and year first above written.

NATIONAL CITY BANK                     ABERCROMBIE & FITCH CO.


By:  /s/ Matthew Hostelley             By:  /s/ Michael J. Stevenson
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Printed Name:  Matthew Hostelley       Printed Name:  Michael J. Stevenson
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Title:  Assistant Vice President       Title:  Vice President of Finance
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